Exhibit 99.1

Contact:

Heather Rowe

Associate Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

PRESS RELEASE

KYTHERA Biopharmaceuticals Announces First Quarter 2013 Operating Results

LOS ANGELES, May 13, 2013 – KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for its first quarter 2013, and provided an update on recent accomplishments.

“I am pleased with our progress during the quarter. We continued to strengthen our executive team, to advance our manufacturing program and to refine our commercial understanding of ATX-101 for the treatment of submental fat, commonly known as double chin,” said Keith Leonard, KYTHERA’s president and CEO. “Of note, we also progressed our clinical program and presented previous trial results at leading medical meetings. If approved, ATX-101 will be the first drug approved for the reduction of submental fat. Over the coming year we will continue to advance our development program for this potential first-in-class injectable drug.”

Summary Financial Results

Cash and cash equivalents, marketable securities and restricted cash totaled $87.6 million, of which $13.8 million was restricted, at March 31, 2013. This compares to $27.4 million, of which $4.7 million was restricted, at March 31, 2012. Based on current operating plans, the Company believes its existing cash and cash equivalents and marketable securities will allow it to fund its operating plan through at least the next 12 months.

Research and development expenses totaled $10.0 million for the first quarter 2013, compared to $6.5 million for the first quarter 2012. The increase in research and development expenses in the first quarter 2013 compared to the similar period in 2012 is primarily attributable to ongoing pivotal Phase III trials in the U.S. and Canada.

General and administrative expenses totaled $3.7 million for the first quarter of 2013, compared to $2.2 million for the first quarter of 2012. The increase in general and administrative expenses in the first quarter 2013 compared to the similar period in 2012 is primarily attributable to increased personnel costs in support of the growing organization and increased costs associated with the support of operations as a public company.

Net loss was $14.1 million for the first quarter of 2013, compared to $6.9 million for the first quarter of 2012.

Key First Quarter 2013 Accomplishments

•                  In March 2013, Frederick Beddingfield, III, MD, PhD, was appointed as Chief Medical Officer. He joins the company from Allergan, Inc., where he held the role of Vice President and Therapeutic Area Head, Dermatology and Aesthetics and worked across their aesthetics portfolio, including Botox® Cosmetic, Juvederm® and Latisse®.

•                  In March 2013, four abstracts were presented at the 71st American Academy of Dermatology (AAD) Annual Meeting that evaluated the safety, efficacy and pharmacokinetics of ATX-101.

Select Guidance

In August 2012, the Company completed enrollment in its pivotal U.S. and Canadian Phase III clinical trials. The Company is refining its guidance and expects to report topline results late in the third quarter or early in the fourth quarter of 2013.

In accordance with the trial protocol, the primary efficacy endpoint is taken 12 weeks after last treatment. There is also a protocol-specified follow-up safety visit, which is an additional 12 weeks after the primary efficacy endpoint. The Prescription Drug User Fee Act, known as PDUFA V, became effective October 2012, and the FDA has subsequently provided guidance on what constitutes a complete New Drug Application (NDA) under PDUFA V. Based on the FDA guidance, the Company will now unblind the trial results after the final follow-up safety visit instead of after the primary efficacy endpoint, as previously planned.  As a result of this change, the Company will submit complete study reports that include the efficacy data and all follow-up safety data as part of a planned NDA filing for ATX-101.

In addition, in April 2012, Bayer and KYTHERA reported positive topline results from two pivotal European Phase III clinical trials of ATX-101 for the reduction of submental fat. Bayer expects to file a Marketing Authorization Application in 2013.

Conference Call

KYTHERA will hold a conference call to discuss first quarter 2013 results this afternoon, May 13, at 1:30 p.m. PDT. The conference call will be simultaneously webcast on the Company’s web site at www.kytherabiopharma.com, and archived for future review. Dial-in numbers for the conference call are as follows: U.S. participants (877) 344-3890, international participants (760) 666-3770, passcode: 64897672.

About ATX-101

ATX-101 is a potential first-in-class injectable drug candidate under clinical investigation for the reduction of unwanted submental fat. ATX-101 is a proprietary synthetic formulation of deoxycholate, a well-characterized endogenous bile acid that is naturally occurring in the body and promotes the natural breakdown of dietary fat. ATX-101 is designed to be a locally-injected drug that causes proximal, preferential destruction of adipocytes, or fat cells, with minimal effect on surrounding tissue. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat, which commonly presents as an undesirable “double chin.” These results correspond with subject satisfaction measures demonstrating meaningful improvement in perceived chin appearance.

In August 2010, Bayer signed a licensing and collaboration development agreement with KYTHERA, thereby obtaining development and commercialization rights to ATX-101 outside of the U.S. and Canada. Bayer recently completed two pivotal Phase III trials of ATX-101 in Europe for the reduction of submental fat. Topline results from these trials were reported in the second quarter of 2012. KYTHERA completed enrollment in its pivotal Phase III clinical program for ATX-101 in more than 1,000 subjects, randomized to ATX-101 or placebo, in 70 centers across the U.S. and Canada in August 2012.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA initiated its pivotal Phase III clinical program for ATX-101 in March 2012, and completed enrollment of more than 1,000 patients, randomized to ATX-101 or placebo, in 70 centers across the U.S. and Canada in August 2012. KYTHERA also maintains an active research interest in hair and fat biology. Find more information at www.kytherabiopharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the timing of reporting data from our Phase III clinical trials of ATX-101, the timing of the Marketing Authorization Application filing by Bayer, our expectations regarding the sufficiency of our cash resources for the next 12 months and the potential to commercialize ATX-101. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, and the development progress of our collaborative partners, our substantial dependence on ATX-101, the requirement of substantial additional financing to achieve our goals and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our Annual Report on Form 10-K for the year ended December 31, 2012.

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(Tables follow)

KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED FINANCIAL RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012
License income	$—	$1,924
Sublicense expense	—	176
Gross margin	—	1,748
Operating expenses:
Research and development	10,034	6,488
General and administrative	3,725	2,192
Total operating expenses	13,759	8,680
Loss from operations	(13,759)	(6,932)
Interest income	28	—
Interest expense	(395)	(52)
Warrant and other income (expense), net	—	101
Net loss	$(14,126)	$(6,883)
Per share information:
Net loss, basic and diluted	$(.77)	$(.53)
Basic and diluted weighted average shares outstanding	18,335	12,934

CONDENSED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2013	March 31, 2012

Assets
Cash and cash equivalents, marketable securities and restricted cash	$87,567	$27,391
Working capital	65,756	22,953
Total assets	88,736	34,105
Common stock and additional paid-in capital	190,223	2,839
Total stockholders’ equity (deficit)	55,783	(87,551)